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As filed with the Securities and Exchange Commission on May 3, 2011.

Registration No. 333-173619

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jiayuan.com International Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Room 1005, Changxin Building
No. 39 Anding Road
Chaoyang District, Beijing
The People's Republic of China
(8610) 6442-8783
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David S. Wang, Esq. Steven D. Winegar, Esq. Paul, Hastings, Janofsky & Walker LLP 35th Floor, Park Place 1601 Nanjing West Road Shanghai 200040 China (8621) 6103-2900	David T. Zhang, Esq. Latham & Watkins 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2922-7886

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Ordinary shares, par value US$0.001 per share(1)(2)	12,247,500	US$8.00	US$97,980,000	US$11,376(4)

(1)
Includes (a) ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) ordinary shares represented by American depositary shares that are issuable upon the exercise of the underwriters' over-allotment option to purchase additional ordinary shares. These ordinary shares are not being registered for the purposes of sales outside the United States.

(2)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No.            ). Every two American depositary shares represent three ordinary shares.

(3)
Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(a) under the Securities Act.

(4)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 10.7, Exhibit 10.20, Exhibit 10.21, Exhibit 10.22, Exhibit 10.24 and Exhibit 10.27. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant's articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default.

        Pursuant to the form of indemnification agreement filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of our company.

        The form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 701.

Purchaser	Date of Issuance	Number of Securities Originally Issued	Number of Ordinary shares as Converted(1)	Consideration
Certain Employees and Officers	March 26, 2008	Option to purchase 44,400 ordinary shares of Harper	44,400	Exercise price of $1.045 per ordinary share
	April 18, 2008	Option to purchase 30,000 ordinary shares of Harper	30,000	Exercise price of $1.045 per ordinary share
	May 29, 2008	Option to purchase 120,000 ordinary shares of Harper	120,000	Exercise price of $1.045 per ordinary share
	January 1, 2009	Option to purchase 100,000 ordinary shares of Harper	100,000	Exercise price of $1.045 per ordinary share
	February 1, 2009	Option to purchase 300,000 ordinary shares of Harper	300,000	Exercise price of $1.045 per ordinary share
	April 20, 2009	Option to purchase 30,000 ordinary shares of Harper	30,000	Exercise price of $1.2563 per ordinary share

Purchaser	Date of Issuance	Number of Securities Originally Issued	Number of Ordinary shares as Converted(1)	Consideration
	July 1, 2009	Option to purchase 29,000 ordinary shares of Harper	29,000	Exercise price of $1.045 per ordinary share
	July 1, 2009	Option to purchase 3,000 ordinary shares of Harper	3,000	Exercise price of $1.2563 per ordinary share
	September 1, 2009	Option to purchase 57,000 ordinary shares of Harper	57,000	Exercise price of $1.045 per ordinary share
	October 12, 2009	Option to purchase 1,000,000 ordinary shares of Harper	1,000,000	Exercise price of $1.045 per ordinary share
	October 23, 2009	Option to purchase 50,000 ordinary shares of Harper	50,000	Exercise price of $1.2563 per ordinary share
	December 1, 2009	Option to purchase 120,000 ordinary shares of Harper	120,000	Exercise price of $1.2563 per ordinary share
	December 8, 2009	Option to purchase 50,000 ordinary shares of Harper	50,000	Exercise price of $1.2563 per ordinary share
	December 28, 2009	Option to purchase 30,000 ordinary shares of Harper	30,000	Exercise price of $1.2563 per ordinary share
	January 11, 2010	Option to purchase 10,000 ordinary shares of Harper	10,000	Exercise price of $1.2563 per ordinary share
	January 25, 2010	Option to purchase 30,000 ordinary shares of Harper	30,000	Exercise price of $1.2563 per ordinary share
	February 20, 2010	Option to purchase 2,000 ordinary shares of Harper	2,000	Exercise price of $1.2563 per ordinary share
	March 23, 2010	Option to purchase 50,000 ordinary shares of Harper	50,000	Exercise price of $1.2563 per ordinary share
	April 20, 2010	Option to purchase 5,000 ordinary shares of Harper	5,000	Exercise price of $1.2563 per ordinary share
	May 12, 2010	Option to purchase 40,000 ordinary shares of Harper	40,000	Exercise price of $1.2563 per ordinary share
	July 1, 2010	Option to purchase 288,500 ordinary shares of Harper	288,500	Exercise price of $1.2563 per ordinary share
	August 23, 2010	Option to purchase 10,000 ordinary shares of Harper	10,000	Exercise price of $1.2563 per ordinary share
	November 8, 2010	Option to purchase 20,000 ordinary shares of Harper	20,000	Exercise price of $1.2563 per ordinary share

Purchaser	Date of Issuance	Number of Securities Originally Issued	Number of Ordinary shares as Converted(1)	Consideration
	December 8, 2010	Option to purchase 5,000 ordinary shares of Harper	5,000	Exercise price of $1.2563 per ordinary share
	December 8, 2010	Option to purchase 350,000 ordinary shares of Harper	350,000	Exercise price of $5 per ordinary share
	December 15, 2010	Option to purchase 4,000 ordinary shares of Harper	4,000	Exercise price of $1.2563 per ordinary share
	December 15, 2010	Option to purchase 52,000 ordinary shares of Harper	52,000	Exercise price of $5 per ordinary share

(1)
Based on a one-to-one conversion ratio.

Item 8.   Exhibits and Financial Statement Schedules

a.
Exhibits

        See Exhibit Index beginning on page II-7 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

b.
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on May 3, 2011.

Jiayuan.com International Ltd.
By:	/s/ HAIYAN GONG
Name:	Haiyan Gong
Title:	Director and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on May 3, 2011.

Signature	Capacity

* Haiyan Gong	Director and Chief Executive Officer (principal executive officer)
* Yongqiang Qian	Director and Chairman
* JP Gan	Director
/s/ SHANG-HSIU KOO Shang-Hsiu Koo	Chief Financial Officer (principal financial and accounting officer)
* Donald J. Puglisi	Authorized U.S. Representative

*By:	/s/ SHANG-HSIU KOO Shang-Hsiu Koo Attorney-in-Fact

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.
1.2	*	Form of Side Letter between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
3.1	**	Amended and Restated Memorandum and Articles of Association of the Registrant dated January 26, 2011, as currently in effect.
3.2	**	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering).
4.1	**	Form of Ordinary Share Certificate.
4.2	#	Form of Deposit Agreement between the Registrant, Citibank, N.A., as depositary, and holder of the American depositary receipts.
4.3	#	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.2).
4.4	**	Shareholders' Agreement dated January 26, 2011, among the Registrant and other parties therein.
4.5	†**	Shareholders' Agreement dated May 14, 2007, among Harper and other parties therein.
4.6	†**	Preferred Share Purchase Agreement dated April 16, 2007, among Harper and other parties therein.
5.1	**	Form of opinion of Maples and Calder regarding the issue of ordinary shares being registered.
8.1	**	Form of opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1).
8.2	**	Form of opinion of Paul, Hastings, Janofsky & Walker LLP regarding certain U.S. tax matters.
8.3	**	Form of opinion of Zhong Lun Law Firm regarding PRC tax matters.
10.1	**	2007 Share Incentive Plan dated April 16, 2007 (as amended), and form of Option Agreement.
10.3	**	Form of Indemnification Agreement between the Registrant and each of its directors.
10.4	**	Form of Confidentiality and Non-Competition Agreement among the Registrant and its officers and employees.
10.5	**	English translation of Form of Employment Agreement between the Registrant and the management of the Registrant.
10.6	†**	English translation of Loan Contract between Shanghai Miyuan and Haiyan Gong, dated July 10, 2007.
10.7	†	English Translation of Loan Contract between Jiayuan Hong Kong and Haiyan Gong, dated November 12, 2010.
10.8	†**	English translation of Restated Agreement of Loan Agreement among Haiyan Gong, Xu Liu and Shanghai Miyuan, dated January 25, 2011.

Exhibit No.		Description of Exhibit
10.9	**	English translation of Restated Agreement of Exclusive Technology License and Service Agreement between Shanghai Huaqianshu and Shanghai Miyuan, dated January 25, 2011.
10.10	**	English translation of Exclusive Technology License and Service Agreement between Jiayuan Shanghai Center and Shanghai Miyuan, dated January 25, 2011.
10.11	†**
English translation of Amended and Restated Agreement of Exclusive Equity Transfer Option Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu, Shanghai Miyuan and Shanghai Huaqianshu, dated January 25, 2011.
10.12	†**
English translation of Amended and Restated Agreement of Equity Pledge Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu and Shanghai Miyuan, dated January 25, 2011.
10.13	†**
English translation of Amended and Restated Agreement of Shareholders' Voting Rights Entrustment Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu, Shanghai Miyuan and Shanghai Huaqianshu, dated January 25, 2011.
10.14	**	English translation of Cooperative Operation Agreement among Shanghai Miyuan, Shanghai Huaqianshu and Jiayuan Shanghai Center, dated January 25, 2011.
10.15	**	English translation of Exclusive Technology License and Service Agreement between Beijing Huaqianshu and Beijing Miyuan, dated February 17, 2011.
10.16	†**
English translation of Exclusive Equity Transfer Option Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu, Beijing Miyuan and Beijing Huaqianshu, dated February 17, 2011.
10.17	†**	English translation of Equity Pledge Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu and Beijing Miyuan, dated February 17, 2011.
10.18	†**
English translation of Shareholders' Voting Rights Entrustment Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu, Beijing Miyuan and Beijing Huaqianshu, dated February 17, 2011.
10.19	**	English translation of Exclusive Technology License and Service Agreement between Xique and Beijing Miyuan, dated February 17, 2011.
10.20	†	English translation of Exclusive Equity Transfer Option Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu, Beijing Miyuan and Xique, dated February 17, 2011.
10.21	†	English translation of Equity Pledge Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu and Beijing Miyuan, dated February 17, 2011.
10.22	†	English translation of Shareholders' Voting Rights Entrustment Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Cheng Li, Fuping Yu, Qingjun Zhu, Beijing Miyuan and Xique, dated February 17, 2011.
10.23	†**	English translation of Loan Agreement among Haiyan Gong, Yu Zhang and Beijing Miyuan, dated February 17, 2011.
10.24	†	English translation of Loan Agreement among Haiyan Gong, Yu Zhang and Beijing Miyuan, dated February 17, 2011.

Exhibit No.		Description of Exhibit
10.25	†**	English translation of 2011 Cooperation Agreement and Framework Contract for Search Engine Advertising between Shanghai Huaqianshu and Beijing Angran Time Advertising Co., Ltd., dated April 7, 2011.
10.26	†**	English translation of www.hao123.com Advertisement Publishment Contract between Shanghai Huaqianshu and Beijing Tongzhou Kuxun Media Advertising Co., Ltd., dated December 30, 2010.
10.27	†	English translation of Contract Transfer Agreement among Haiyan Gong, Xu Liu, Yongqiang Qian, Qinjun Zhu, Cheng Li, Fuping Yu, Yu Zhang, Beijing Miyuan and Shanghai Miyuan, dated April 5, 2011.
21.1	**	Subsidiaries of the Registrant.
23.1	**	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.
23.2	**	Consent of Maples and Calder (included in Exhibit 5.1).
23.3	**	Consent of Paul, Hastings, Janofsky and Walker LLP (included in Exhibit 8.2).
23.4	**	Consent of Zhong Lun Law Firm (included in Exhibit 99.2).
23.5	**	Consent of iResearch Consulting Group.
23.6	**	Consent of American Appraisal China Limited.
23.7	**	Consent of Jianzhang Liang, an independent director appointee.
23.8	**	Consent of Zhiwu Chen, an independent director appointee.
24.1	**	Powers of Attorney (included on signature page).
99.1	**	Code of Business Conduct and Ethics.
99.2	**	Legal Opinion of Zhong Lun Law Firm.

*
To be filed by amendments.

**
Previously filed.

†
Confidential treatment has been requested for portions of the document.

#
Incorporated by reference to the registration statement on Form F-6 (File No. 333-173756) filed with the Securities and Exchange Commission with respect to American depositary shares representing ordinary shares.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX